Exhibit 99.6

NEWS RELEASE

Reorganization Between Roan Holdings, LLC and Linn Energy, Inc.

Completed to Form New Publicly Traded Pure-Play Company, Roan

Resources, Inc.

Roan Resources, Inc. Provides Operational Update

OKLAHOMA CITY, September 24, 2018 – Roan Resources, Inc. (“Roan” or the “Company”) today announced the closing of the reorganization agreement entered into on September 17, 2018 between Roan Holdings, LLC and Linn Energy, Inc. As a result of the transactions, Roan Resources, Inc. has consolidated 100% of the equity interest of Roan Resources LLC., through its wholly owned subsidiaries. The completion of this reorganization is a non-dilutive event to shareholders of LNGG and the senior management team of Roan Resources LLC will continue to operate the Company.

Effective tomorrow, Roan will trade on the OTCQB Market under the ticker ‘ROAN’, with approximately 152.5 million shares of Class A common stock outstanding. The Company intends to uplist to the New York Stock Exchange during the fourth quarter of 2018.

Additional details on the reorganization, along with supplemental operational and financial data for Roan, can be found in the Form 8-K filed on September 24, 2018 on the Company’s website at www.RoanResources.com.

Operational Update

Year-to-date, Roan has brought online 34 gross operated wells in the Merge play that were selected, drilled and completed by Roan’s operations teams. Of these wells, 24 wells have had at least 30 days of production with an average 30-day peak production rate of 1,800 barrels of oil equivalent per day (Boe/d) (38% oil, 69% total liquids) normalized to a 10,000-foot lateral, with an average lateral length of 6,365-feet. The Company plans on providing results for the ten wells that have not reached 30 days of production in its next public operational update.

As a result of Roan’s targeting efforts, production on its wells has continued to improve and, in some cases, produced better 90-day rates than 30-day rates. Roan’s acreage is uniquely located in the oil and liquids-rich windows of the play, and with enhancements in targeting, total oil and liquids production is also expected to continue to improve. Given the de-risked nature of its acreage, the Company expects well results to continue to get better as refined targeting and completion techniques remain operational focal points.

A few highlight wells include the Doris 1-36-10-6-1XH and the Spectacular Bid 18-11-6 2H. The Doris had a 30-day peak production rate of 2,378 Boe/d (52% oil, 71% total liquids) from a 9,915-foot lateral targeting the Mayes formation. The Spectacular Bid had a 30-day peak production rate of 1,965 Boe/d (46% oil, 81% total liquids) from a 4,900-foot lateral targeting the Mayes formation.

NEWS RELEASE

“We are excited to share details on our operated well results we have had this year,” said Tony Maranto, President and Chief Executive Officer. “These results show the high oil cuts and repeatability across our entire footprint in the Merge. With approximately two decades of remaining gross operated locations in our inventory, we are only beginning to see the value that can be derived from our acreage position in the Merge.”

As previously mentioned, completion activity was limited in the first half of the year but has increased with the start-up of Blue Mountain Midstream’s Chisolm Trail cryogenic plant, and production is currently trending at approximately 50,000 Boe/d. The Company is projecting to bring approximately 30 additional gross operated wells to first sales during the remainder of the third quarter and fourth quarter of 2018.

About Roan Resources

Roan is an independent oil and natural gas company headquartered in Oklahoma City, OK focused on the development, exploration and acquisition of unconventional oil and natural gas reserves in the Merge, SCOOP and STACK plays of the Anadarko Basin in Oklahoma. For more information, please visit www.RoanResources.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts are “forward-looking statements.” These forward-looking statements are based on certain assumptions and expectations made by the Company, which reflect management’s experience, estimates and perception of historical trends, current conditions and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in the Company’s filings with the Securities and Exchange Commission, including its Current Report on Form 8-K, filed September 24, 2018.

Investor Contact:

Alyson Gilbert

Investor Relations Manager

405-896-3767

IR@RoanResources.com